Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
MARCH 7, 2011

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY COMMON
AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, MARCH 7, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.075 per share quarterly dividend that will be paid on April 15, 2011 to common shareholders of record on April 1, 2011.  Chesapeake has approximately 658 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	4.50%	5% (2005B)	5.75%	5.75% (Series A)
NYSE Symbol	CHK Pr D	N/A	N/A	N/A
Date of Original Issue	September 14, 2005	November 8, 2005	May 17, 2010	May 17, 2010
Unrestricted CUSIP	165167842	165167826	165167768	N/A
144A CUSIP	N/A	165167834	165167776	165167784
RegS CUSIP	N/A	N/A	U16450204	U16450113
Par Value per Share	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	2,558,900	2,095,615	1,500,000	1,100,000
Liquidation Preference per Share	$100	$100	$1,000	$1,000
Record Date	June 1, 2011	May 2, 2011	May 2, 2011	May 2, 2011
Payment Date	June 15, 2011	May 16, 2011	May 16, 2011	May 16, 2011
Amount per Share	$1.125	$1.25	$14.375	$14.375

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Cleveland, Tonkawa, Mississippian, Wolfcamp, Bone Spring, Avalon, Niobrara and Williston Basin unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154